Enclosed for filing you will find an amended semi-annual report on Form NSAR-A/A for the period ended December 31, 2016, originally filed with the U.S. Securities and Exchange Commission on February 24, 2017, the Form NSAR-A. The purpose of this amended filing is to provide updated responses to questions 72B, 72W, 72X, 72Z, 72BB and 72CC for Principal
EDGE Active Income ETF.

Except as set forth above, no other changes have been made to the Form NSAR-A, and this amended filing does not amend, update or change any other items or disclosure found in the Form NSAR-A.